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EXHIBIT 4.2

TUCKER ANTHONY SUTRO Capital Markets
1601 Cloverfield Blvd. Suite 300 South Santa Monica, CA 90404 Phone 310.315.8000

October 31, 2001

Mr. Marvin Winkler
Co-CEO
SSP Solutions, Inc.
17861 Cartwright Road
Irvine, CA 92614

Dear Marvin:

        This letter will serve to modify the engagement letter (the "Original Letter") we signed on May 31, 2001 among Biz Interactive Zone, Litronic, Inc., SSP Solutions, Inc. (together the "Company") and Tucker Anthony Sutro Capital Markets ("TAS"). We mutually agree to modify the following sections of the Original Letter:

        Section 2.    Term and Termination Rights:    Upon the execution of this agreement and the issuance of common stock as described in section 3 below, the Company and TAS shall no longer be obliged to the terms of the Original Letter.

        Section 3.    Compensation:    Sections 3(a), 3(b) and 3(c) will be modified as follows: in lieu of the $25,000 retainer payment now due and payable and the approximate $11,000 of unreimbursed expenses now due and payable, the Company will issue shares of common stock of SSP Solutions, Inc. ("Common Stock") upon execution of this agreement as follows: (i) 4,050 shares of Common Stock to Dain Rauscher Incorporated (ii) 2,000 shares of Common Stock to Forbes Burtt (iii) 1,650 shares of Common Stock to Douglas Burke and (iv) 400 shares of stock to William Hannan. Dain Rauscher Incorporated, Mr. Burtt, Mr. Burke and Mr. Hannan will benefit from certain standard registration rights for their Common Stock, including but not limited to piggyback registration rights.

        Section 4.    Fees and Expenses:    Upon the execution of this agreement and the issuance of Common Stock as described in section 3 above, the Company shall no longer be obligated to reimburse TAS for its out of pocket expenses.

        Section 7.    Right of First Refusal:    This section shall be eliminated.

        Please confirm that the foregoing correctly sets forth our agreements by signing and returning to us the enclosed duplicate copy of this Agreement.

Very truly yours,
TUCKER ANTHONY SUTRO CAPITAL MARKETS
By:	/s/ FORBES W. BURTT Forbes W. Burtt Managing Director
Accepted and Agreed to as of the date written above:
SSP SOLUTIONS, INC.
By:	/s/ MARVIN WINKLER Marvin Winkler Co-Chief Executive Officer

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